UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) – May 30, 2007

Platinum Underwriters Holdings, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-31341 (Commission File Number)	98-0416483 (IRS Employer Identification No.)

The Belvedere Building 69 Pitts Bay Road Pembroke, Bermuda (Address of principal executive offices)	HM 08 (Zip Code)
(441) 295-7195
(Registrant’s telephone number, including area code)
N/A
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c)(3) As Platinum Underwriters Holdings, Ltd. (the “Company”) previously reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2007, the Executive Committee of the Board of Directors of the Company appointed James A. Krantz to serve as Executive Vice President and Chief Financial Officer of the Company effective June 1, 2007, subject to the approval of the Bermuda Department of Immigration.
          In connection with his appointment as Executive Vice President and Chief Financial Officer, Mr. Krantz entered into an employment agreement with the Company dated June 1, 2007 (the “Employment Agreement”). The term of Mr. Krantz’s employment under the Employment Agreement will commence on June 1, 2007 or such later date that Mr. Krantz has received the approval of the Bermuda Department of Immigration (the “Effective Date”) and will end on the third anniversary of the Effective Date (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least thirty days prior to the end of the term, that the term shall not be extended). Pursuant to the Employment Agreement, Mr. Krantz will receive a base salary at the rate of $365,000 per year, and he is eligible to receive an annual performance bonus pursuant to the terms of the Company’s Amended and Restated Annual Incentive Plan with a target equal to 75% of earned base salary and a range of 0% to 150% of earned base salary, depending upon the achievement of performance criteria established under the Amended and Restated Annual Incentive Plan. The Employment Agreement also provides that Mr. Krantz will participate in the Company’s Amended and Restated Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if the Company achieves certain performance objectives over a multi-year period.
          On May 30, 2007, Mr. Krantz received an equity grant under the Company’s 2006 Share Incentive Plan valued at approximately $500,000 on the date of grant. This award was made half in the form of 7,281 share units, which vest in two equal annual installments on February 21, 2010 and 2011, and half in the form of options to acquire 29,762 common shares of the Company at an exercise price of $34.34 per share, which become exercisable in four equal annual installments on February 21, 2008, 2009, 2010 and 2011. Mr. Krantz will be required to accumulate 30,000 common shares of the Company in accordance with the Company’s share ownership guidelines. In addition, he will receive a housing and automobile allowance of $24,700 per month and reimbursement of reasonable dues and fees for a golf and health club membership, and will be eligible to participate in the employee benefit plans and arrangements that are generally available to senior executives of the Company.
          If Mr. Krantz’s employment is terminated by the Company without “cause” or by Mr. Krantz for “good reason” (each as defined in the Employment Agreement), he will receive a payment equal to the sum of one year’s base salary and target bonus and any base salary or other amounts accrued through the date of termination, provided that he executes a release of claims. If Mr. Krantz’s employment is terminated by the Company for cause or by Mr. Krantz other than for good reason, he will receive no further payments, compensation or benefits under the Employment Agreement, except that he will be eligible to receive any base salary or other amounts accrued prior to the effectiveness of such termination. Mr. Krantz is subject to certain confidentiality and non-solicitation provisions.
          The foregoing description of the Employment Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Employment Agreement, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
          (e) 1. As reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 24, 2007, Joseph F. Fisher has resigned from his position as Executive Vice President and Chief Financial Officer of the Company effective June 1, 2007, and will be leaving the Company to pursue other interests at the expiration of his current term of employment. In connection therewith, Mr. Fisher entered into a separation agreement with the Company dated June 1, 2007 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Fisher’s employment with the Company will be terminated as of July 6, 2007 (the “Separation Date”) and the Company agreed to pay him a lump-sum cash payment of $850,000, contingent upon his execution of a release of claims. Mr. Fisher is also entitled to receive any base salary or other amounts accrued through the Separation Date. Pursuant to the terms of existing equity award agreements, (i) Mr. Fisher’s options to acquire 75,000 common shares of the Company at an exercise price of $30.45 and 6,515 common shares of the Company at an exercise price of $30.58, all of which are exercisable as of the Separation Date, will continue to be exercisable for 45 days following the Separation Date and will lapse thereafter in accordance with their terms, and (ii) all awards which vest after the Separation Date (which include options to acquire 25,000 common shares at an exercise price of $30.45 and 19,544 common shares at an exercise price of $30.58, 6,949 share units and an award made under the Company’s Executive Incentive Plan for the 2005-2009 performance cycle) will be forfeited. Pursuant to the terms of the Company’s Amended and Restated Executive Incentive Plan, an outstanding award of 10,424 share units, which would have vested after completion of the 2006-2008 performance cycle, will be paid to Mr. Fisher on a prorated basis based on his period of service with the Company during the performance cycle from January 1, 2006 through July 6, 2007 and the Company’s performance as of September 20, 2007. The Company will continue to pay Mr. Fisher’s monthly housing and automobile allowance of $34,700 through August 31, 2007, and will reimburse his documented expenses for relocating to the United States up to a maximum of $50,000. Under the Separation Agreement, Mr. Fisher is subject to certain confidentiality, non-solicitation and non-disparagement covenants.
          The foregoing description of the Separation Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Separation Agreement,

and is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.
          2. On May 30, 2007, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company approved the Platinum Underwriters Holdings, Ltd. Change in Control Severance Plan (the “Plan”) effective June 1, 2007. The Plan provides severance benefits to certain employees of the Company and its subsidiaries in the event of a termination of employment following a Change in Control (as defined in the Plan). Pursuant to the terms of the Plan, if, during the two-year period following a Change in Control, a participant’s employment is terminated by the Company without “cause” or by the employee for “good reason” (each as defined in the Plan, and together constituting a “Qualifying Termination”), the Company shall provide the following benefits: (i) all accrued compensation and vacation and sick pay; (ii) a severance payment equal to the sum of the participant’s highest rate of base salary in the last twelve months plus the participant’s target bonus for the year of termination multiplied by a Severance Multiple (as defined in the Plan), as set forth in a severance benefit schedule in effect on the date of the Change in Control, of 50%, 100% or 200% as determined by the Compensation Committee or, for certain employees, the Chief Executive Officer of the Company, which severance payment shall be payable within thirty (30) days following the termination of employment; (iii) the vesting of all share options, restricted shares or other equity incentives held by the participant with respect to the Company’s common shares, that have not previously vested (other than equity incentives awarded under the Company’s Executive Incentive Plan), and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier); (iv) continued health care, disability and life insurance coverage for the participant and the participant’s dependents commencing on the termination of employment and continuing for the period of time equal to one year multiplied by the Severance Multiple; and (v) the participant’s reasonable relocation expenses to return to his or her home country.
          The Plan provides that if any payments to a participant under the Plan would be subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, the participant will be entitled to a full gross-up payment to be made whole for the effects of the tax, provided that if such payments to the participant under the Plan would not exceed the excise tax limit by more than 10%, such payments will be reduced below the limit. A participant’s receipt of severance benefits pursuant to the Plan is conditioned upon the participant’s execution of a full waiver and release of any and all claims against the Company, its affiliates and their officers and directors, and agreement to comply with covenants relating to non-solicitation of customers and employees, non-disparagement of the Company and confidentiality.
          The Compensation Committee has determined that the Severance Multiple for each of Michael D. Price, the Chief Executive Officer of the Company; James A. Krantz, the Chief Financial Officer of the Company; and named executive officers Michael E.

Lombardozzi, Robert S. Porter and H. Elizabeth Mitchell shall be 200%. Accordingly, if a Change in Control and Qualifying Termination were to occur as of the date hereof, such persons would be entitled to severance payments under the Plan of $4,500,000, $1,277,500, $1,870,000, $1,700,000 and $1,700,000, respectively.
          The foregoing description of the Plan does not purport to be a complete statement of the parties’ rights and obligations under the Plan, and is qualified in its entirety by reference to the Plan, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.3 and incorporated herein by reference.
          3. On May 30, 2007, the Compensation Committee approved an amendment and restatement of the Platinum Underwriters Holdings, Ltd. Amended and Restated Executive Incentive Plan, effective January 1, 2006 (the “Amended and Restated Executive Incentive Plan”). Previously, the Company’s Amended and Restated Executive Incentive Plan provided that the Compensation Committee could grant awards pursuant to the Amended and Restated Executive Incentive Plan within ninety days following the commencement of a Performance Cycle (as defined in the Amended and Restated Executive Incentive Plan). The amendment and restatement removed the ninety day restriction and authorized the Compensation Committee to grant awards, in its discretion, from time to time to participants under the Amended and Restated Executive Incentive Plan.
          The Amended and Restated Executive Incentive Plan is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Employment Agreement dated June 1, 2007 between the Company and James A. Krantz

Exhibit 10.2	Separation Agreement dated June 1, 2007 between the Company and Joseph F. Fisher

Exhibit 10.3	Platinum Underwriters Holdings, Ltd. Change in Control Severance Plan

Exhibit 10.4	Platinum Underwriters Holdings, Ltd. Amended and Restated Executive Incentive Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Platinum Underwriters Holdings, Ltd. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
By:	/s/ Michael E. Lombardozzi
Michael E. Lombardozzi
Executive Vice President, General Counsel and Chief Administrative Officer

Date: June 4, 2007

Exhibit Index

Exhibit
Number	Description
Exhibit 10.1	Employment Agreement dated June 1, 2007 between the Company and James A. Krantz

Exhibit 10.2	Separation Agreement dated June 1, 2007 between the Company and Joseph F. Fisher

Exhibit 10.3	Platinum Underwriters Holdings, Ltd. Change in Control Severance Plan

Exhibit 10.4	Platinum Underwriters Holdings, Ltd. Amended and Restated Executive Incentive Plan